Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement effective June 2, 2008 (the “Agreement”) by and between Limited Brands, Inc. and Limited Brands Service Company, LLC (collectively, the “Company”) and Martyn Redgrave (the “Executive”) (hereinafter the “parties”) is hereby amended effective as of August 1, 2012 (the “Effective Date”).  This Amendment supersedes in its entirety the Amendment to Agreement entered into between the parties effective December 23, 2008.  Except to the extent otherwise set forth below, the Agreement shall continue to be in full force and effect pursuant to the terms thereof.  Unless otherwise defined herein, capitalized terms herein shall have the meaning set forth in the Agreement.

1.     Section 1 is amended in its entirety as follows:

Term. The term of employment under this Agreement shall be for a period commencing on the Effective Date and ending on July 31, 2013 unless terminated earlier pursuant to Section 9 of the Agreement.

2.     Section 2 is amended in its entirety as follows:

Position.  The Executive shall be employed as a Senior Advisor to the Company and shall report to the Chairman and CEO of Limited Brands, Inc.  The parties agree that as of the Effective Date the Executive will cease to be an executive officer of Limited Brands, Inc.

3.     Section 3 is amended in its entirety as follows:

Base Salary.  The Company agrees to pay or cause to be paid to the Executive an annual Base Salary at the rate of Four Hundred Thousand Dollars ($400,000.00), less applicable withholdings.  Such Base Salary shall be payable in accordance with the Company’s customary practices.

4.     Section 4 is amended in its entirety as follows:

Equity Compensation.  The Executive shall not be entitled to any additional equity-based awards.  Nothing in this Amendment shall cancel or modify any grants of stock options or restricted stock which was previously granted to the Executive nor shall anything in this Amendment cancel or modify any rights or remedies that the Executive may have with respect to Section 4 of the Executive’s Agreement as it reads immediately prior to this Amendment.

5.     Section 5 is amended in its entirety as follows:

Benefits.  Pursuant to the terms and conditions of the Company’s employee benefit plans then in effect the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to senior executives generally.  The Executive shall be considered a full time employee for all purposes of receiving benefits under said plans and the Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

6.     Section 6 is amended in its entirety as follows:

Bonus.  The Executive shall be entitled to participate in the Company’s applicable incentive compensation plan at his current target level of 140% of his annual Base Salary.  During the term of employment under this Agreement, said incentive compensation shall be paid out based on the Executive’s new Base Salary as of the Effective Date  on such terms and conditions as determined from time to time by the Board.  The bonus will be paid at such time and in such manner as set forth in the applicable incentive compensation plan.

7.     Section 10 is amended by adding a new Section 10(h) that provides as follows:

(h)  The Company agrees that all rights and benefits under Sections 10 and 14 of the Agreement, including any incentive compensation, shall be calculated based on the Executive’s Base Salary that was in effect on July 31, 2012.

8.     Section 10 is amended by adding a new Section 10(i) that provides as follows:

(i)  For purposes of this Section 10, subject to Section 23 and except as otherwise provided below, payments by the Company under Sections 10(b), (c) and (d) shall commence within sixty (60) days after the Executive’s Termination Date; provided that the Executive has delivered an executed copy of a general release if required by Section 10(b) or (d) to the Company, and the seven (7) day period during which the Executive may revoke the release has expired; and provided further that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, payment shall always begin in the second calendar year.  Any payments of Base Salary shall be paid in equal consecutive bi-weekly payments, less applicable withholdings, through the Company’s normal payroll process.  Notwithstanding the foregoing and subject to Section 23, payments of any incentive compensation payable under Sections 10(b) or (d) shall be paid as follows:  (i) for the applicable Spring Season, in a lump sum cash payment, less applicable withholdings, between September 1 and September 15 of the same calendar year in which the Spring Season ends; and (ii) for the applicable Fall Season, in a lump sum cash payment, less applicable withholdings, between March 1 and March 15 of the same calendar year in which the Fall Season ends.

9.     The second paragraph of both Sections 11 (c) and (d) are amended as follows:

Employee Covenants.  The “Non-Competition Period” means the period the Executive is employed by the Company plus the period of time the Executive is receiving any compensation or benefits under paragraph 10 of the  Agreement.

The “No-Raid Period” means the period the Executive is employed by the Company plus the period of time the Executive is receiving any compensation or benefits under paragraph 10 of the  Agreement.

10.    Section 23 is added as follows:

Compliance with Section 409A.

(a) To the extent that the payments and benefits to which the Executive is entitled in connection with a termination of his  employment pursuant to this Agreement, constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the guidance issued thereunder by the United States Treasury and the Internal Revenue Service (collectively “Section 409A”) and no exception or exemption applies, the following rules shall apply to such payments and benefits:

i.    all references to termination of employment (or like terms) hereunder shall be interpreted to mean “separation from service,” as defined in regulations under Section 409A;

ii.   if the Executive is a “specified employee” (as that term is used in Section 409A) on the date his separation from service becomes effective, any part of the payments and benefits that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed (the “Delayed Payments”) until the earlier of (i) the first business day of the seventh month following the date the Executive’s separation from service becomes effective, and (ii) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A.  On the earlier of (i) the first business day of the seventh month following the date the Executive’s separation from service becomes effective, and (ii) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the Delayed Payments with interest calculated thereon based on the prime rate reported in the Wall Street Journal on the date the first Delayed Payment was otherwise due.  Thereafter, payment shall resume pursuant to the applicable payment section herein; and

iii.  it is intended that each installment of the payments and benefits provided in this Agreement in connection with a termination of the Executive’s employment shall be treated as a “separate payment” for purposes of Section 409A.

(b)  If any of the reimbursements or in-kind benefits provided for under this Agreement is subject to Section 409A, the following rules shall apply:

i.    in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred;

ii.   the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one (1) tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and

iii.  the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c)  Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A, to the extent possible.

(d)  The Parties intend this Agreement to be in compliance with, or otherwise exempt from, Section 409A, to the extent possible.

(e)   Notwithstanding any other provision of this Agreement, the federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be and is not warranted or guaranteed.  Neither the Company, its affiliates, nor its attorneys and any of their designees shall be liable for any taxes, penalties, or other monetary amounts owed by the Executive or any other person as a result of this Agreement or any payment under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment to be effective as of the Effective Date.

LIMITED BRANDS, INC.

LIMITED BRANDS SERVICE COMPANY, LLC

By:
Name:	Leslie H. Wexner	Date
Title:	Chairman of the Board

	Martyn R. Redgrave	Date